UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 ______________________
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)	April 15, 2013
AMERITRANS CAPITAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	814-00193	52-2102424
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
50 Jericho Quadrangle, Suite 109 Jericho, New York		11753
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (212) 355-2449

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 8.01     Other Events

As previously disclosed, on October 31, 2012 (the “Effective Date”), Elk Associates Funding Corporation (“Elk”), a wholly-owned subsidiary of Ameritrans Capital Corporation (“Ameritrans” and together with Elk, the “Company”), and the United States Small Business Administration (the “SBA”), entered into a Settlement Agreement and Mutual Release (the “Settlement Agreement”) with respect to Elk’s lawsuit against the SBA, captioned Elk Associates Funding Corporation v. United States Small Business Administration et al (Case No. 12-0438 (CKK)). As previously disclosed, in connection with the entry into the Settlement Agreement, Elk executed and delivered a Consent Order of Receivership (the “Consent Order of Receivership”) appointing the SBA as permanent, liquidating receiver of Elk, to be filed by the SBA only in the event that Elk failed to pay the Settlement Payment pursuant to the Settlement Agreement, as amended.

As previously disclosed, Elk did not make payments to the SBA within the time period permitted under the Settlement Agreement, as amended, and, on February 22, 2013, Elk was served with a complaint for receivership and injunction captioned United States of America, on behalf of its agency, the United States Small Business Administration v. Elk Associates Funding Corporation (Case No. 13-CV-1045) (the “Receivership Proceeding”), which the government filed in the U.S. District Court for the Southern District of New York (the “SDNY”) and subsequently transferred to the U.S. District Court for the Eastern District of New York (the “Court”).

On April 15, 2013, by letter to the Court (the “April 15 Letter”), the SBA requested that the Court enter the Consent Order of Receivership. Management of Ameritrans is analyzing the potential impact that the Consent Order of Receivership, once entered by the Court, will have on the Company, its business and financial condition.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERITRANS CAPITAL CORPORATION

Date: April 19, 2013	By:	/s/ Michael Feinsod
Name: Michael Feinsod
Title: Chief Executive Officer and President